Smart-tek Solutions, Inc. Announces United States Expansion Plans of its Bird Flu Containment and Monitoring System

CORTE MADERA, Calif., March 28, 2006 - Smart-tek Solutions, Inc. (OTCBB: STTK) today announced its expansion plans into the United States of its RTAC-PM system to help with the monitoring of its poultry to limit the risk of it being infected with H5N1 virus.

“The reception our system has received since we introduced it in China has been simply overwhelming” said Perry Law, President of Smart-tek Communications Inc.  We have received numerous requests for additional information on our avian flu containment system from many different organizations and companies located around the world, including many from the United States.  Even though the bird flu has yet to appear in the United States, the H5N1 virus is such a grave economic concern that proactive measures need to be implemented and we believe that our avian flu containment system would be a great tool in this process.

“Smart-tek’s expansion strategy will be to evaluate potential candidates, enter into licensee agreements to promote our product to proper levels of local, state and federal governments,” said Law.  “It is crucial that we find an organization that has the ability to promote our product to the right individuals in the right departments.  Therefore, we will be conducting extensive research on all candidates to assure that we find the licensee that meet these exacting criteria.

“This strategy has been successful so far in China and we believe that it can also be successful in the United States” said Law.  “This deadly disease is showing no bias toward any nation and it has the ability to bring disastrous consequences to the American Poultry Industry.  The United States has the opportunity to be proactive and implement checks and balances before the bird flu spreads to its flocks and limit the potential damages and we believe that we can be a part of their solution”.

The RTAC-PM system was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc.

Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711